Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
a.k.a. Brands Holding Corp.
(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered[1]	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.001 per share	Rule 457(h)	1,186,185[2]	$4.77	[3]	$5,658,102.45	$0.00014760	$835.14
Total Offering Amounts						$5,658,102.45		$835.14
Total Fee Offsets								—
Net Fee Due								$835.14

1 Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the a.k.a. Brands Holding Corp. 2021 Omnibus Incentive Plan (the “Plan”) and the a.k.a. Brands Holding Corp. 2021 Employee Stock Purchase Agreement (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of a.k.a. Brands Holding Corp.’s (the “Registrant”) outstanding shares of common stock.
2 Represents (i) 833,333 additional shares of common stock, par value $0.001 per share, of the Registrant that may be issued and sold under the Plan, following the amendment to the Plan that was approved by the Registrant’s stockholders at its annual meeting on May 25, 2023; (ii) 153,456 shares of common stock that were added to the shares reserved for future issuance under the Plan pursuant to the “evergreen” provision of the Plan, (iii) 199,396 shares of common stock that were added to the shares reserved for future issuance under the ESPP pursuant to the “evergreen” provision of the ESPP; and (iv) shares of common stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan.
3 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act based on the average of the high and low sales prices per share of the Registrant’s common stock as reported on the New York Stock Exchange on October 3, 2023.